Exhibit 10.9

Portions of this exhibit marked [*] are requested to be treated confidentially.

TOPO MASTER SERVICES AGREEMENT

This TOPO MASTER SERVICES AGREEMENT (“Agreement”), effective as of November 16, 2009 (“Effective Date”), is by and between Janssen Pharmaceutica, N.V., a corporation organized and existing under the laws of Belgium whose principal place of business is at Turnhoutseweg 30, 2340 Beerse, Belgium (“Janssen”), and PPD Therapeutics, Inc., a Delaware corporation having an office at 3900 Paramount Parkway, Morrisville, North Carolina 27560 (“PPD”). Janssen and PPD are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, PPD is a company which specializes in the development of compounds in many indications; and

WHEREAS, Janssen is in the business of performing research aimed at discovering, developing and manufacturing pharmaceutical products, and has proprietary or license rights relating to certain technology used in such research and compounds discovered or developed in such research; and

WHEREAS, Janssen and PPD entered into a Development and License Agreement, effective November 16, 2009, relating to the development and license of a certain compound identified as [*] (the “TOPO License”);

WHEREAS, Janssen and PPD entered into a TOPO Quality Agreement, effective November 16, 2009, relating to quality assurance and quality control activities related to the Services and Products conducted hereunder (the “TOPO Quality Agreement”); and

WHEREAS, in furtherance of the obligations of the Parties under the TOPO License, PPD would like to engage Janssen and its Affiliates to perform Services (as defined below), and Janssen is willing to provide Services to PPD pursuant to the terms of this Agreement;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the TOPO License. As used throughout this Agreement, each of the following terms shall have the respective meaning set forth below:

1.01 “Applicable Laws” means all laws, rules, regulations, and guidelines of the United States (including but not limited to those enforced by the FDA) and any other jurisdiction in which Services are rendered under this Agreement, including but not limited to those applicable to the provision of Services hereunder (including but not limited to those concerning the manufacture, shipping, or handling of products for human therapeutic use).

1.02 “Costs” means, with respect to Janssen’s supply of Product and/or provision of Services hereunder, Janssen’s reasonable, documented costs, including but not limited to such costs of all raw materials, intermediates, reagents, solvents, excipients, comparators, packaging and labeling supplies, shipping expenses, and externally contracted materials or services and labor used or consumed in provision of Services, including all overhead amounts reasonably allocable to such Products and/or Services hereunder, provided that (i) all of the foregoing shall be calculated in accordance with U.S. GAAP and (ii) such costs shall not include any costs for lot failures, batch failures, or other quality control, production, or performance failures to the extent such failures result from any factors reasonably within Janssen’s (or its Affiliates’ or third party contractors’) control or any negligence, intentional misconduct, or breach of this Agreement by Janssen, any Affiliate thereof, or any employees, agents, contractors, directors, officers, or other representatives of any of the foregoing.

1.03 “Deliverables” (each, a “Deliverable”) shall mean itemized parts or portions of the obligations to supply Products and/or perform Services which are designated in a Work Order.

1.04 “Deliverable Dates” (each, a “Deliverable Date”) shall mean a date for a particular Deliverable to be completed by Janssen or provided to PPD (or its designee).

1.05 “Intellectual Property” shall mean intellectual property, including without limitation trade secrets, know-how, technology, processes, data, improvements, and regulatory and other information, whether or not protected by patents, that is necessary for making, using, or marketing any Licensed Product. “Intellectual Property Rights” shall mean patent applications, patents, trade secret rights, and other exclusive rights pertaining to Intellectual Property.

1.06 “Product” shall mean any material, including CTM, API, comparators and placebos relating to the Development of a Licensed Product to be produced by Janssen, and its Affiliates and subcontractors and supplied to PPD.

1.07 “Records” shall mean all books, records (including training records), data, reports, pictures and other documents (both in electronic and paper form) relating to the Services.

1.08 “Services” shall mean any services including but not limited to manufacturing, synthesis development, optimization, formulation, analytical method development, release testing, stability protocols and testing, packaging, labeling and shipping relating to the Licensed Product to be performed by Janssen, its Affiliates and subcontractors on behalf of PPD.

1.09 “Work Order” shall mean a work order mutually agreed to in writing by the Parties referencing this Agreement, describing the process, details, or specifications of the Services and/or Products, and the other particular terms agreed to by the Parties, including but not limited to (i) an estimate of Costs, (ii) Deliverables, and (iii) Deliverable Dates related to the Services and/or Products to be provided thereunder.

ARTICLE 2

PROVISION OF SERVICES AND SUPPLY OF PRODUCT

2.01 Work Orders. The Products to be supplied and/or the Services to be performed under this Agreement shall be detailed or specified in one or more Work Orders, the first of which is attached to this Agreement as Exhibit A. Work Orders under this Agreement shall be issued in writing and shall reference this Agreement and shall become effective upon the signature of both Janssen and PPD. Any Work Order, or any part thereof, may be revised, supplemented or amended as reasonably required to achieve the Development Plan, but only through a Work Order amendment mutually agreed to in writing by both Parties (an “Amendment”), provided that Janssen shall not withhold their agreement to any Amendment to the extent reasonably necessary to enable PPD’s performance of the Development Plan in a manner resulting in the generation of the Option Criteria. In the event that PPD requests an Amendment to a given Work Order, the Parties shall draft a written change order (“Change

Order”) containing an estimate of any Cost changes, effects on existing Deliverables and associated Deliverable Dates, as applicable. The Change Order will be the basis of the Amendment to the applicable Work Order and, upon the Parties agreement with respect to such Amendment, the services set forth therein shall be deemed to be Services as part of such Work Order. In the event there is a dispute regarding the Change Order or its terms, the dispute shall be resolved as specified in Article 14. In the event of any inconsistency between the terms of a Work Order and this Agreement, the terms of this Agreement shall govern.

2.02 Performance. Janssen shall (i) use Diligent Efforts to supply Products and/or perform all Services as specified in any applicable Work Order and (ii) provide or complete each Deliverable, as applicable, by the relevant Deliverable Date.

2.03 Subcontractors. PPD understands that Janssen may need to use or retain subcontractors or other third parties to perform or assist Janssen in the performance of the Services. Janssen shall be primarily responsible to PPD for the supply of Products and/or the performing the Services. Any Affiliate of Janssen may supply the Products and/or the conduct the Services as recited in the applicable Work Order referencing this Agreement; in such event, the word “Janssen” as used herein shall be understood as referring to the Affiliate supplying the Products and/or the conducting such Services under the Work Order. Janssen may, at its sole discretion, designate and cause its Affiliates, or designate and cause a contract research or manufacturing organization, to supply the Products and/or perform all or part of the Services pursuant to the applicable Work Order, provided, however, that (i) Janssen shall ensure that all contracts with subcontractors include terms and provisions consistent with this Agreement and reasonably sufficient to ensure Janssen’s compliance with this Agreement and (ii) Janssen remain fully responsible and liable for its Affiliates’ and any subcontractors’ compliance with the provisions of this Agreement and performance of Janssen’s obligations hereunder. Any act or omission by any Affiliate or subcontractor with respect to any matters related to this Agreement shall be deemed the acts or omissions of Janssen, and Janssen shall be responsible and liable for any breach of the terms of this Agreement by any Affiliate or subcontractor as if such breach had been that of Janssen.

2.04 Technical Representatives. Each Party shall designate a suitably skilled technical representative, whose duties shall include, but not be limited to, (a) reporting on the progress of

Product(s) being supplied and/or the Services being performed under the Work Orders, (b) discussing modifications of development activities and (c) providing reasonable, consultation and discussion with respect to regulatory compliance, quality assurance/quality control processes and procedures, and technology transfer, including but not limited to as needed to enable and assist PPD’s efforts to maintain and/or obtain Regulatory Approvals for Licensed Products. The technical representatives shall meet weekly by telephone, video conference or in person, unless otherwise agreed to in writing by the Parties. In-person meetings will alternate between sites designated by each Party. Each Party shall bear all expenses of its personnel arising from any in-person meetings. In addition, if Janssen or any Affiliate thereof determines that it may be unable to complete or provide a particular Deliverable by the applicable Deliverable Date, Janssen shall (x) notify PPD of the circumstances concerning such potential delay, (y) meet with PPD to discuss the effects of such delay on the Development of the Licensed Product, and (z) take actions to mitigate the adverse effects of such delay, subject to (i) PPD’s prior consent (not to be unreasonably withheld) and (ii) Section 2.01 with respect to any mitigating actions requiring a change to any Work Order.

ARTICLE 3

COSTS FOR PRODUCT AND SERVICES

3.01 Price. In consideration for the Products being supplied and/or the Services to be performed by Janssen, PPD shall pay Janssen the Costs for the supplied Product and/or the performed Services, [*]. The Cost of any subcontractor or other Third Party utilized by Janssen to perform any portion of a Work Order that is designated as being performed at Janssen’s Cost shall be entirely borne by Janssen [*]. Janssen will invoice PPD on a monthly basis for the actual out of pocket Costs of starting materials, key reagents, comparators, third party services and FTE Costs (only for those Deliverables for which PPD has total or partial funding obligations) incurred by Janssen in the performance of its obligations under a Work Order. Upon completion of a Deliverable, Janssen will invoice PPD for all Costs of such Deliverable to be borne by PPD, less actual Costs previously invoiced. It is understood by both Parties that the Costs listed in the Work Orders are Janssen’s estimate of its Costs to supply Products and/or provide Services under

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

the Work Orders (which may be on a Deliverable-by-Deliverable basis); however Janssen agrees that the invoiced FTE Cost for each Deliverable shall not exceed such estimates provided in the applicable Work Order by more than [*] percent ([*]%). FTEs to be included in Costs to be borne by PPD hereunder will be billed at a rate of $[*] ([*] US dollars) per year, prorated for any portions thereof, and will be billed to PPD based on FTEs used for Services rendered. Exhibit A sets forth the initial Work Order.

3.02 Effect of Janssen’s Termination Of Its Right To Develop And Commercialize The Licensed Product.

(a) In the event Janssen terminates its right to Develop and Commercialize the Licensed Product prior to the delivery by PPD of the Phase II Report to Janssen pursuant to the License Agreement, Janssen will continue to supply Products and/or perform Services until the Phase II Trial is completed by PPD, but in no event less than [*] ([*]) days from the termination notice from Janssen, unless such Work Order(s) are earlier terminated pursuant to Sections 6.02, 6.03 or 6.04.

(b) In the event Janssen terminates its right to Develop and Commercialize the Licensed Product after the delivery of the Phase II Report, declines the Janssen Option during the Janssen Option Period by written notice to PPD, or fails to exercise the Janssen Option during the Janssen Option Period, Janssen will continue to supply Products and/or perform Services for [*] ([*]) months after such termination, notice, or failure to exercise, respectively. If PPD chooses to have Janssen continue to supply Products and/or perform Services after the [*] ([*]) months, a separate master services agreement and corresponding work orders will need to be negotiated between the Parties at that time.

3.03 Payment Terms. Janssen shall submit reasonably detailed invoices setting forth the amounts due under this Agreement, and such invoices will itemize the out of pocket Costs and FTE Cost due for each Deliverable. PPD will pay the amount invoiced in accordance with this Agreement to Janssen within forty-five (45) days from receipt of each invoice. Janssen shall send original invoices to: PPD Therapeutics, Inc., Attn: Howard Brand, 3900 Paramount Parkway, Morrisville, NC 27560. After execution of the Agreement, Janssen may submit a completed request for electronic funds transfer to PPD in a reasonable format, in which event PPD shall make payments hereunder by electronic funds transfer according to the information reasonably provided by Janssen on such request.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 4

MODIFICATIONS AND CHANGES TO THE PRODUCT/PROCESS

Over the course of this development program, Janssen will be making changes and modifications typical to API and CTM development activities. Changes or modifications to the method or process of manufacture or production of the Product or to the analytical specifications and methodology that may impact the Regulatory Filings, including the identity, potency, purity, quality, safety, efficacy, strength or fitness for use of the Product will be mutually discussed by both Parties and be subject to PPD’s prior written approval. PPD will be responsible for notifying regulatory authorities regarding agreed-upon changes as required.

ARTICLE 5

REPORTS AND ACCESS

5.01 Reports. Janssen will provide to PPD summaries of all work performed in satisfaction of its obligations under a Work Order. Such summaries shall be in sufficient detail and provided upon PPD’s request, as is necessary for PPD to comply with reporting requirement for regulatory or governmental agencies. Janssen will provide the analytical method development reports and procedures, including the system suitability requirements, and current Product specifications upon request. Janssen will also provide to the designated PPD laboratory a reference standard in accordance with Janssen policies and procedures for use in Product testing during the analytical method transfer.

5.02 Access. At the reasonable request of PPD, Janssen will provide PPD, or grant PPD access to, the detailed information related to such work.

ARTICLE 6

TERM AND TERMINATION

6.01 The term of this Agreement shall run from the Effective Date until the completion of all work under any Work Orders referencing this Agreement, unless terminated earlier in accordance with the provisions of the following article.

6.02 Termination of the TOPO License. Upon termination of the TOPO License, this Agreement shall terminate.

6.03 Work Order Termination.

(a) At any time during the first [*] ([*]) months of the PPD Option Period under the TOPO License, PPD shall be entitled to terminate this Agreement or any Work Order upon 30 days’ written notice to Janssen.

(b) If PPD has delivered the Phase II Report to Janssen and PPD fails to terminate any and all Work Orders within [*] ([*]) months after any commencement of the PPD Option Period following such delivery by PPD, this Agreement shall terminate and any Work Order referencing this Agreement shall terminate.

(c) Upon the exercise by Janssen of the Janssen Option under the TOPO License, this Agreement shall terminate and any Work Order referencing this Agreement shall terminate.

6.04 Termination for Breach. This Agreement may be terminated upon a Party providing written notice to the other Party of its intent to terminate and stating the grounds therefore if the other Party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement or the TOPO Quality Agreement and not cure such breach or failure within the applicable time period specified in the following sentence or, in the case of any failure by Janssen to provide or complete a Deliverable by the applicable Deliverable Date, provide a written plan to PPD for the resolution of such failure within [*] ([*]) business days after receipt of such notice from PPD. The Party receiving notice of a material breach shall have [*] ([*]) days from the date of receipt of such notice to cure the breach or failure, provided that, notwithstanding the foregoing, with respect to any failure by Janssen to complete or provide a Deliverable by the applicable Deliverable Date, Janssen shall present a written plan to PPD for resolution of the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

failure within [*] ([*]) business days after receipt of such notice from PPD and Janssen shall have [*] ([*]) days following the delivery of such written plan to PPD within which to cure such failure by completing or providing the applicable Deliverable. In the event such written plan, if applicable, is provided and such breach or failure is cured within the applicable period pursuant to this Section 6.04, the notice shall not be effective to terminate this Agreement.

6.05 Insolvency. This Agreement may be terminated by either Party upon [*] ([*]) days’ written notice to the other Party: (i) in the event that the other Party shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of its creditors, (c) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect, or any foreign equivalent thereof (the “Bankruptcy Code”), (d) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts (the “Bankruptcy Laws”), (e) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (f) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party in any court of competent jurisdiction seeking (a) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, or (c) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing; or (iii) if an order for relief against the other Party hereto shall be entered in an involuntary case under the Bankruptcy Code.

6.06 Effect of Termination.

(a) In the event of the termination under Section 10.2 of the TOPO License by PPD or the termination under Section 6.04 of this Agreement by PPD, Janssen shall, complete or wind-down its activities hereunder as reasonably requested by PPD in writing and, upon such termination, provide to PPD all Products and other work product or Deliverables of any kind generated by Janssen up to the date of termination. In the event PPD terminates a Work Order under Section 6.04, Janssen shall transfer to PPD any technical information deemed necessary by

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

PPD, in its sole discretion, to enable a third party to continue the Services described in the terminated Work Order. Such transfer shall be pursuant to Section 5.2(c) of the TOPO License. Upon such termination, Janssen will invoice PPD for all Costs incurred or irrevocably obligated thereunder, but in no event more than the total amount specified in the applicable Work Order(s).

(b) In the event of the termination of this Agreement or any Work Order, other than as set forth in Section 6.06(a), Janssen shall complete or wind-down its activities hereunder and minimize the Costs to PPD. Upon termination no further obligations under this Agreement or such Work Order (as the case may be) shall be incurred by Janssen. Upon such termination, Janssen will invoice PPD for all Costs incurred or irrevocably obligated thereunder, but in no event more than the total amount specified in the applicable Work Order(s).

(c) Notwithstanding the termination of this Agreement for any reason, each Party hereto shall be entitled to recover any and all damages which such Party shall have sustained by reason of the breach by the other Party hereto of any of the terms of this Agreement. Termination of this Agreement for any reason shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under Section 6.03 above, the non-defaulting Party may pursue any remedy available in law or in equity with respect to such breach.

6.07 Survival. The following provisions of this Agreement shall, in addition to any provisions specified elsewhere in this Agreement as surviving termination hereof in certain circumstances, survive any termination or expiration hereof: Articles 1, 8, 10, 11, 13, 14, and 15 and Sections 2.03 (with respect to Janssen’s responsibility and liability for its Affiliates’ and any subcontractors’ compliance with the provisions of this Agreement and performance of Janssen’s obligations hereunder), 6.06, 6.07, 9.01, 9.02(b), 9.02(c), 9.03, 9.04, and 9.05.

ARTICLE 7

DELIVERY

7.01 Delivery. All reasonable, documented charges for packing, hauling, storage, bar coding, and transportation of Product(s) to a point of delivery shall be paid by PPD and are included in the price set forth in the applicable Work Order(s), unless otherwise agreed to by the Parties. All shipments by Janssen shall be accompanied by a packing slip, which shall describe the Products included therein, state the purchase order number (if needed), and show the shipment’s destination. In making shipments under this Agreement, Janssen and any subcontractor shall comply with the terms of this Agreement and with PPD’s written shipping instructions. Janssen and any subcontractor shall also comply with GMP and all Applicable Laws, including but not limited to laws, rules, and regulations applicable to the transportation hereunder of hazardous materials and dangerous goods. Janssen shall use a carrier reasonably designated by Janssen, and that carrier shall invoice Janssen directly for transportation services in accordance with Janssen’s contract with that carrier. In the event of loss or damage to shipments via Janssen’s designated carrier, Janssen shall, as between the Parties, bear all risk of loss or damage in transit, and any claims for freight loss or damage shall be filed with the carrier by Janssen. PPD shall reasonably assist with such claims if requested to do so by Janssen. Where shipments hereunder can be shipped at lower cost using PPD’s designated carrier, Janssen shall, if and as consented to by PPD, such consent not to be unreasonably withheld, ship via such carrier and PPD shall pay such carrier’s invoices directly (and the budget for such Work Order shall be reduced by an amount equal to any corresponding shipping costs originally intended to be passed through Janssen to PPD). In the event of loss or damage in transit to shipments via PPD’s designated carrier, PPD shall, as between the Parties, bear the risk of loss or damage in transit, and any claims for freight loss and damage claims shall be filed with the carrier by PPD. Janssen shall reasonably assist with such claims if requested to do so by PPD. For purposes of this section, the term “carrier” shall include other providers of transportation services, such as forwarders, brokers and customs brokers. Notwithstanding the foregoing, if delivery of any Product to its appointed destination is delayed by more than five (5) business days, excluding delays at customs or other areas outside the reasonable control of Janssen, from the designated delivery date, PPD shall have the right to change the designated carrier used by Janssen to a carrier selected by PPD for future shipments, Janssen shall ship Product via such carrier and PPD shall bear all risk of loss or damage in transit.

7.02 Shipment. Except as provided in Section 7.01, the risk of loss with respect to Product shall remain with Janssen until Product is delivered to PPD. Delivery to PPD shall, for purposes of Product provided by Janssen or its Affiliates under this Agreement, include delivery to a PPD facility or any other site designated by PPD. Janssen will pack all Products ordered hereunder in a manner suitable for shipment and sufficient to enable the Product to withstand the effects of shipping, including handling during loading and unloading and as may otherwise be noted in the applicable specifications and/or certificate of analysis provided in accordance with the Work Order or TOPO Quality Agreement executed by the Parties in conjunction herewith.

ARTICLE 8

RECORDS, AUDITS AND INSPECTIONS

8.01 Records Retention. Janssen shall maintain, and shall cause any approved subcontractors to maintain, all Records generated with respect to the supply of Products and/or performance of the Services, for not less than [*] ([*]) years following completion of all Services and provision of all Products and other Deliverables under the applicable Work Order and as are necessary to comply with GMP, all Applicable Laws and all applicable laws, rules, and regulations in each country where the Product is being Developed or Commercialized (the “Retention Period”). Thereafter, Janssen will not destroy such Records without giving PPD prior written notice and a reasonable opportunity to further store such records or transfer such records at PPD’s expense.

8.02 Audit of Books. PPD shall have the right to audit, through its representatives, agents, or designated auditors, during regular business hours and upon reasonable prior written notice, Janssen’s financial records relating solely to Costs associated with this Agreement and any Work Order within [*] ([*]) years of expiration or termination of this Agreement. If any audit reveals that Janssen collected more from PPD than it was entitled to collect under any Work Order, Janssen shall promptly reimburse such PPD for the amount of any overcharges. Janssen shall also pay PPD interest at the rate of [*] percent ([*]%) per month on such amount, but in no event to

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

exceed the highest lawful rate of interest, calculated from the date the amount was paid to Janssen until the date of actual reimbursement to PPD. In the event that any such audit or examination reveals that Janssen collected [*] percent ([*]%) or more than what it was entitled to collect under any Work Order, Janssen shall also reimburse PPD for the cost of such audit in addition to the other amounts owed pursuant to this Section.

ARTICLE 9

QUALITY/DEFECTIVE PRODUCT/INSPECTIONS/TESTING

9.01 Quality. The quality control of the Products will be governed by the TOPO Quality Agreement.

9.02 Regulatory.

(a) Where applicable, all facilities utilized by Janssen to provide Services or manufacture or supply Products shall comply with and satisfy all requirements under GMP and all Applicable Laws concerning the manufacture of pharmaceutical for human use, including the maintenance of such standards or requirements sufficient to pass any inspection pursuant to such requirements. During the term of this Agreement, Janssen shall, with respect to each facility used in the provision of Services or manufacture or supply of Products, obtain and maintain all licenses, registrations, and other authorizations required to operate a GMP facility under Applicable Laws. Janssen shall be responsible for all costs and fees related to obtaining and maintaining regulatory permits, certificates, approvals, or other authorizations required to manufacture Products, and/or qualify any manufacturing sites for the manufacture of Products, under this Agreement in compliance with GMP and all Applicable Laws.

(b) As a result of any audit or inspection of Janssen, or any request or inquiry made to Janssen, by any regulatory or governmental agency with respect to any Products manufactured, or any Services provided, by Janssen under this Agreement, Janssen will be responsible for any reporting of issues or events, or responding to any inquiries or requests, regarding the manufacture of Products or performance of Services, as applicable, to the FDA or any other applicable regulatory or governmental authorities to the extent required in accordance with GMP and Applicable Laws. Janssen shall notify PPD of any such issues, events, inquiries

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

or requests within three (3) business day of identifying the issue or event, or receiving the inquiry or request. Further, Janssen shall furnish to PPD a copy of any reports submitted to the FDA or any other applicable regulatory or governmental authorities as soon as reasonably possible following such submission, but in any event no later than three (3) business days. PPD shall be provided an opportunity to review and comment on any and all such responses reasonably in advance of their submission by Janssen, which Janssen agrees to consider in good faith. Janssen also shall advise PPD of any occurrence or new information which arises out of the provision of Services (including in process, release or stability), or other activities which may reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning any Services or Products.

(c) From the Effective Date until the expiration of the Janssen Option Period, Janssen shall reasonably assist PPD in the finalization of the chemistry, manufacturing, and controls portion of any and all Regulatory Filings or correspondence (including but not limited to Regulatory Approvals or applications therefor), as requested by PPD in conjunction with its preparation and submission of such materials with respect to any Licensed Products. Janssen shall provide PPD with all manufacturing procedures, controls for active and inactive ingredients and finished dosage forms, chemistry and stability information, and any other information to the extent necessary for the preparation of Regulatory Approvals or Regulatory Filings.

9.03 Disposition of Defective Product. Delivery of Product by Janssen to PPD shall constitute a certification by Janssen that the Product has been tested and has been found to conform fully to the warranties provided in Section 12.01(a). After a delivery of a shipment of any Product to PPD or a PPD designated facility, PPD shall have thirty (30) days, at its option, to examine the Product to determine if it conforms to the warranties provided in Section 12.01(a) and, on the basis of such examination, to accept or reject the shipment. Any shipment of Product which PPD does not reject within the applicable thirty (30) day time period referenced above shall be deemed accepted. Upon acceptance, PPD shall release Janssen from all claims for non-conformity, except to the extent any failure of any Product to conform with the warranties provided in Section 12.01(a) that does not result from PPD’s negligence, intentional misconduct, failure to comply with Applicable Laws, or failure to comply with any applicable handling specifications established in a written report or similar communication provided to PPD could not have been identified by reasonable visual examination upon delivery, but in no event longer than six (6) months after delivery of Product to PPD (any such failure, a “Latent Defect”), in which event PPD shall not be deemed to have released Janssen from all claims for non-conformity. If PPD is deemed to have accepted Product in accordance with the third (3rd) sentence of this Section 9.03 and, within six (6) months of delivery of Product to PPD, identifies a Latent Defect with respect to such Product, PPD shall notify Janssen thereof in writing within fifteen (15) days of becoming aware of such Products’ failure to conform with warranties provided in Section 12.01(a). Upon receipt of PPD’s written rejection of Product or notice of a Latent Defect, PPD and Janssen will cooperate to exchange information regarding such Products’ failure. Unless Janssen reasonably objects to any such rejection or identification by PPD within thirty (30) business days of PPD’s notice thereof (in which case such rejection or identification shall be addressed under Section 9.04 below), PPD shall return any such nonconforming Product to Janssen at Janssen’s expense and Janssen shall, as elected by PPD in its sole discretion, (i) supply PPD with replacement Product which conforms fully to the warranties set forth in Section 12.01(a), at no additional cost to PPD, or (ii) refund to PPD all amounts paid to Janssen with respect to the manufacture and supply of such Products.

9.04 Independent Testing. If PPD rejects or identifies the Product as nonconforming pursuant to Section 9.03 and Janssen provides notice to PPD under Section 9.03 of Janssen’s objection to such rejection or identification, the Parties shall negotiate in good faith to resolve such dispute for a period of at least ten (10) business days following Janssen’s notice to PPD of such objection. If PPD and Janssen fail to agree as to the Product’s conformance to the warranties provided in Section 12.01(a) by the end of such ten (10) business day period, either Party may deliver the Product to an independent third party laboratory, acceptable to the other Party, such acceptance not to be unreasonably withheld, delayed, or conditioned, for analytical testing to confirm the Product’s conformance to the warranties provided in Section 12.01(a). All reasonable, documented costs associated with such third party testing shall be at PPD’s expense unless the tested Product is deemed by such third party to not be in compliance with the warranties provided in Section 12.01(a) or other requirements under this Agreement, in which case all such costs, including reimbursement of freight and disposition costs, shall be paid by

Janssen. No inspection or testing of or payment for Product by PPD or any agent of PPD shall constitute acceptance by PPD thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of PPD for testing, inspection and quality control that may be provided in the warranties provided in Section 12.01(a) or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.

9.05 Corrective Action. In the event any governmental or other regulatory agency shall request or order, or if PPD reasonably determines, based on communications from or correspondence with any governmental or regulatory authority, to undertake, any corrective action with respect to any Product, which shall include but not be limited to any stock recovery or corrective action, (collectively, all of the foregoing, “Corrective Action”), and the cause or basis of such Corrective Action is attributable to a breach by Janssen of any of its warranties, representations, or obligations contained herein, then Janssen shall be liable, and shall reimburse PPD, for all reasonable costs of such action, including but not limited to the cost of any Product which is affected thereby and any cost of replacing such Product. Notwithstanding the foregoing, if Janssen disputes PPD’s determination of a Corrective Action, the dispute shall be resolved as specified in Article 14.

ARTICLE 10

PROPRIETARY RIGHTS

10.01 Packaging. PPD shall have the right to determine the appearance and text of any labeling and packaging used in connection with the Product or any finished product containing or contained in the Product. Janssen acknowledges that PPD shall retain all rights to the trademarks, tradedress, copyrights, and all other Intellectual Property that appear on or are otherwise used in connection with the packaging of the Product pursuant to the TOPO License

10.02 Ownership of Intellectual Property Rights and Improvements. All Intellectual Property rights to the Licensed Product, owned by Janssen prior to the Effective Date, and which is used by Janssen in the performance of its obligations under a Work Order shall remain the property of Janssen (“Janssen IP”), subject to the terms of the TOPO License. PPD agrees not to assert against Janssen any ownership interest in the Janssen IP. Ownership of all inventions and discoveries derived from the Janssen IP shall be determined as set forth in the TOPO License.

ARTICLE 11

CONFIDENTIALITY

11.01 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be the “Confidential Information” of the disclosing Party. The Parties agree that during the Term, and for a period of [*] ([*]) years thereafter, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to do so), (ii) not publish or otherwise disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

11.02 Exceptions. The obligations in Section 11.01 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Was generally available to the public or otherwise part of the public domain at the time it was disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party or its Affiliate, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party or its Affiliate without obligation to keep it confidential by a Third Party lawfully in possession thereof and having the right to so disclose such Confidential Information without breach of any obligation of confidentiality to the disclosing Party; or

(d) Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party; or

(e) Has been or was independently developed or discovered by employees of the receiving Party or its Affiliates without the aid or use of all or any part of such Confidential Information.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.03 Authorized Disclosure. A Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting Patents relating to Sole Inventions or Joint Inventions;

(b) Regulatory Filings and prosecutions of the same;

(c) Prosecuting or defending litigation;

(d) To the extent such disclosure is required by applicable law or regulation, valid court order or legal process, provided, however, that such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required, and cooperates, at the other Party’s expense, in the other Party’s attempts to obtain a protective order or confidential treatment of the Confidential Information required to be disclosed; or

(e) Disclosure, in connection with the performance of or exercise of rights under this Agreement, to Sublicensees, manufacturers, collaborators, contractors, employees, consultants, or other agents or representatives of a Party or its Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 8.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential Sublicensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 8. In addition, a copy of this Agreement or a notification thereof may be filed or registered by either Party with any governmental or regulatory authority, including but not limited to the Federal Trade Commission, the Justice Department, or the Securities and Exchange Commission (or any

similar foreign entity) if such filing is required by law or regulation. In connection with any such filing, such Party shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure and (ii) use commercially reasonable efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by applicable laws, rules, and regulations and the applicable governmental agency(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.01 Warranties. Janssen represents, warrants, and, if and as applicable, covenants to PPD that:

(a) all Product supplied and Services performed in connection with this Agreement shall meet all specifications set forth in the Work Order or otherwise agreed upon by the Parties and the Product shall be manufactured in accordance with GMP and all Applicable Laws, and all Services shall be provided in a manner that complies with all Applicable Laws, GMP (if applicable), and the applicable specifications established therefor in the Work Order or otherwise agreed upon by the Parties;

(b) Janssen represents and warrants that it will not knowingly, use, in any capacity in connection with the provision of Services under this Agreement the services of any person or entity debarred or subject to debarment under GMP or Applicable Laws;

(c) to its knowledge, neither Janssen nor any Affiliate thereof has received, nor is aware of, any information which would or could reasonably be expected to have a material adverse effect on the manufacture of any Products in accordance with this Agreement;

(d) all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other parties required to be obtained by Janssen to perform its obligations under this Agreement have been obtained; and

(e) Janssen’s manufacture of a Product, or use of equipment or know-how or practice of any method, process, or technology in performing the Services, under this Agreement does not, to Janssen’s knowledge, infringe or misappropriate any third party’s patent claims or other intellectual property rights.

12.02 No Warranty by Janssen. EXCEPT FOR THE EXRPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, JANSSEN GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING MERCHANITABLITY AND FITNESS FOR ANY USE OF THE PRODUCT.

12.03 Execution and Performance of Agreement. Janssen and PPD each represents and warrants to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement. PPD and Janssen each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation by which such Party is bound.

ARTICLE 13

INDEMNIFICATION; RESPONSIBILITY FOR AFFILIATES

13.01 Indemnification by Janssen. Janssen shall defend, indemnify and hold harmless PPD and its Affiliates, and their respective directors, officers, employees and agents (“PPD Indemnitees”), against any and all liabilities, losses, claims, and causes of action, and any damages or costs directly arising therefrom (including without limitation reasonable attorneys’ fees) (collectively, all of the foregoing, “Claims”) due to any third party claim directly resulting from (a) personal injury or death, to the extent caused by use of any Product that was not manufactured in accordance with the specifications established in any Work Order or by mutual agreement of the Parties, GMP, Applicable Laws, and this Agreement; (b) breach by Janssen or any Affiliate or subcontractor of either of the foregoing of any warranty, representation, covenant or agreement made by Janssen in this Agreement; or (c) any Janssen Indemnitee’s negligence, intentional misconduct, or failure to comply with any Applicable Law, provided that Janssen shall not have any obligation under this Section 13.01 to the extent any Claim results from (a) breach by any PPD Indemnitee of any warranty, representation, covenant or agreement made by PPD in this Agreement or (b) any PPD Indemnitee’s negligence, intentional misconduct, or failure to comply with any Applicable Laws.

13.02 Indemnification by PPD. PPD shall defend, indemnify and hold harmless Janssen and its Affiliates, and their respective directors, officers, employees and agents (“Janssen Indemnitees”), against any and all Claims due to any third party claim directly resulting from: (a) personal injury or death to the extent caused by PPD’s use of any Product; (b) breach by PPD or any Affiliate or subcontractor of either of the foregoing of any warranty, representation, covenant or agreement made by PPD in this Agreement; or (c) any PPD Indemnitee’s negligence, intentional misconduct, or failure to comply with any Applicable Laws, provided that PPD shall not have any obligation under this Section 13.02 to the extent any Claim results from (i) the use of any Product that was not manufactured in accordance with or otherwise did not satisfy the warranties in Section 12.01(a); (ii) breach by any Janssen Indemnitee of any warranty, representation, covenant or agreement made by Janssen in this Agreement; or (iii) any Janssen Indemnitee’s negligence, intentional misconduct, or failure to comply with any Applicable Law.

13.03 Limitations. EXCEPT FOR CLAIMS OF PATENT INFRINGEMENT, BREACHES OF ARTICLE 11 OR 12, THE INDEMNIFICATION PROVIDED ABOVE, OR AS MAY BE EXPLICITLY PROVIDED IN THE TOPO LICENSE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL LOSSES OR DAMAGES OF THE OTHER PARTY, WHETHER BASED UPON CONTRACT, NEGLIGENCE, OR ANOTHER THEORY OF LAW. Furthermore, any Party seeking indemnification under this Article 13 shall inform the indemnifying Party in writing of the relevant claim in writing as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to select defense counsel, which counsel shall be reasonably satisfactory to the indemnified Party, and the right to settle the claim, provided such settlement does not admit fault or wrongdoing on the part of any indemnitee, incur non-indemnified liability on the part of any indemnitee, adversely affect any of the intellectual property rights subject to this Agreement or the TOPO License, or otherwise adversely affect either Party’s ability to perform its obligations under this Agreement or Develop or Commercialize Licensed Products under the TOPO License), and shall cooperate as reasonably requested by the indemnifying Party (at the expense of the indemnifying Party) in the defense of the claim. The failure or delay to so notify the indemnifying Party shall not relieve the indemnifying Party of any obligation or liability that it may have to the indemnitee except to the extent that the indemnifying Party demonstrates that its ability to defend or resolve such Third Party claim is adversely affected thereby. No indemnitee shall enter into any settlement of any claim subject to indemnification under this Article 13 without the prior written consent of the indemnifying Party with respect thereto, which shall not be unreasonably withheld, delayed or conditioned.

ARTICLE 14

DISPUTE RESOLUTION

14.01 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement. In the event that a dispute arises between the Parties and such dispute cannot be resolved, then the dispute shall be referred in writing to the Chief Executive Officer of PPD and the Global Head of Chemical Manufacturing and Controls, and the Global Therapeutic Area Head, CV & Metabolism, of Johnson & Johnson Pharmaceutical Research and Development L.L.C. for negotiation and a good faith attempt at resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall be finally settled under Sections 14.03 and 14.04.

14.02 Governing Law; Jurisdiction. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law or choice of law rules that would provide for application of the law of a jurisdiction outside Delaware. Subject to the provisions of this Article 12, all disputes with respect to this Agreement shall be brought and heard either in the Delaware state courts located in New Castle County, Delaware, or the federal district court for the District of Delaware located in Wilmington, Delaware. The Parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The Parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

14.03 Mediation.

(a) Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non binding mediation in accordance with The CPR Mediation Procedure then in effect of the International Institute for Conflict Prevention and Resolution (CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in Wilmington, Delaware and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

(b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as JAMS or CPR.

(c) The Parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within (ten) 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the Parties with a list of at least fifteen (15) names from the CPR Panels of Distinguished Neutrals. Each Party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within five (5) working days of receiving the CPR list. The Parties may together interview the three top ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

(d) The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than fifteen (15) days after initiation. Under no circumstances may the commencement of arbitration under Section 12.4 below be delayed more than fifteen (15) days by the mediation process specified herein absent contrary agreement of the Parties.

(e) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f) Each Party has the right to pursue provisional, injunctive, or equitable relief from any court, such as attachment, preliminary, temporary, or permanent injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation.

14.04 Dispute Resolution Process.

(a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, and further including any such controversy or claim involving the parent company, subsidiaries, or affiliates under common control of any Party, will be submitted for resolution to arbitration pursuant to the Non-Administered Arbitration Rules then in effect of the International Institute for Conflict Prevention and Resolution (“CPR”) (available at http://www.cpradr.org), or successor, except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Wilmington, Delaware.

(b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (unless the Parties agree on the selection of the arbitrators) each of whom shall be a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $[*] million, and the aggregate damages sought by the counterclaimant are stated to be less than $[*] million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be impartial and independent of the Parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsAndStandards).

(c) In the event the Parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than twenty-five (25) proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within fifteen (15) days of receiving such list, the Parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The Parties may then jointly interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and one peremptory challenge each.

(d) The Parties agree to cooperate (i) to attempt to select the arbitrator(s) by agreement within twenty-five (25) days of initiation of the arbitration, including jointly interviewing the final candidates, (ii) to meet with the arbitrator(s) within twenty-five (25) days of selection and (iii) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than six (6) months after selection of the arbitrator(s) and in the award being rendered within thirty (30) days of the conclusion of the hearings, or of any post hearing briefing, which briefing will be completed by both sides within twenty (20) days after the conclusion of the hearings.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e) In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph d above, then the arbitrator(s) shall set dates for the hearing, any post hearing briefing, and the issuance of the award following the paragraph d schedule as closely as practical. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery will be limited so that the paragraph d schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the Parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts. There shall be no requests for admission or interrogatories. Multiple hearing days will be scheduled consecutively to the greatest extent possible. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of any ruling on evidence. A transcript of the testimony adduced at the hearing shall be made and shall, upon request, be made available to either Party.

(f) The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing, including but not limited to motions to dismiss and motions for summary judgment, and shall endeavor to decide such motions as would a Federal District Judge sitting in the jurisdiction whose substantive law governs as set forth in clause g below.

(g) The arbitrator(s) shall decide the issues presented in accordance with the substantive law of Delaware and may not apply principles such as “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. To the extent possible, the arbitration hearings and award will be maintained in confidence.

(h) In the event the award exceeds $[*] million in monetary damages, or grants any form of equitable relief, or rejects a claim in excess of that amount or for equitable relief, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within ten (10) working days, pursuant to the selection procedures specified in paragraph d above. If CPR cannot provide such services, the Parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she commits to adhering to the time limits provided in paragraph i. Any such review must be initiated by written notice to the other Party or Parties within twenty (20) days following the rendering of the award referenced in g above. Such notice will suspend the effect of the award, which will not be considered a final award unless the appeal is subsequently abandoned.

(i) The Appeal Arbitrator will review the award applying the same standards of review that the U.S. Court of Appeals of the Circuit applicable to the jurisdiction whose substantive law governs as set forth in clause g would apply to a judgment rendered by a district court after a bench trial. The Appeal Arbitrator may modify, vacate or affirm the award, or remand to the arbitrator(s) for further proceedings. The Appeal Arbitrator will consider only the award, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties. The Party seeking review must submit its opening brief within fifty (50) and any reply brief within ninety (90) days from the date of the award under review, whereas the opposing Party must submit its responsive brief within seventy-five (75) days of that date. Oral argument shall take place within three (3) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within thirty (30) days following oral argument. The decision of the Appeal Arbitrator will be considered the final award in the arbitration and will not be subject to further review, except pursuant to the Federal Arbitration Act.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(j) The Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(k) Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional, injunctive, or equitable remedies such as attachment, preliminary or temporary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(l) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

14.05 Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Sections 14.02, 14.03 or 14.04, any applicable time period governing the underlying controversy or claim shall be tolled pending the outcome of the resolution process after which the time period shall again begin to run.

ARTICLE 15

MISCELLANEOUS

15.01 Entire Agreement; Amendment. This Agreement and the TOPO Quality Agreement, together with the Exhibits hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.02 Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, the other Party (such Party, the “Noninvolved Party”) shall be entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by the Noninvolved Party. The foregoing is without prejudice to any rights the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other applicable law.

15.03 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party (such notice shall specific the nature and extent of the force majeure event, its anticipated duration and any action being taken to avoid or minimize its effect). Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including without limitation, an act of God, government or regulatory acts or restrictions, change in any standard of medical care, war, acts of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities or materials by fire, earthquake, flood, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the Payor because of a force majeure affecting the Payor.

15.04 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if transmitted by facsimile transmission (with transmission confirmed), mailed by first class certified or registered mail, postage prepaid (which shall be deemed received by the other Party on the fifth (5th) business day following deposit in the mail), express delivery service with tracking (e.g., FedEx) (which shall be deemed received by the other Party upon delivery) or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Janssen:	Janssen Pharmaceutica N.V.
Turnhoutseweg 30
2340 Beerse
Belgium
Telefax:
Attention: Legal

With a copy to:	Chief Patent Counsel
Johnson & Johnson
1 Johnson & Johnson Plaza
New Brunswick
NJ 08933
Telephone: (732) 524-2448
Telefax: (732) 524-2788
Attention: Phil Johnson, Esq.

For PPD:	PPD Therapeutics, Inc.
929 North Front Street
Wilmington, NC 28401-3331
Fax: (910) 762-5820
Attention: General Counsel

With a copy to:	Pharmaceutical Product Development, Inc.
929 North Front Street
Wilmington, NC 28401-3331
Fax: (910) 762-5820
Attention: General Counsel

15.05 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

15.06 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

15.07 Assignment. Except as expressly provided herein, and without limitation of the Parties’ right to license or sublicense their rights to Licensed Products to Third Parties, as contemplated by this Agreement, neither Party may assign or transfer (collectively “assign”) this Agreement, or any rights or obligations under this Agreement, without the prior written consent of the other, which consent may be withheld in the consenting Party’s discretion; provided, however, a Party may make such an assignment without the other Party’s consent (i) to an Affiliate, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and that the assigning Party remains liable for the full and complete performance of its obligations arising hereunder prior to such assignment; (ii) in conjunction with a Change of Control of such Party; or (iii) in conjunction with the sale of a Party, or all or substantially all assets of such Party related to the subject matter of this Agreement, to, or the merger of a Party with, any Third Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.06 shall be null and void and of no legal effect.

15.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.09 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.11 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.12 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

15.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

15.14 Relationship of the Parties. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture or any other legal entity, between the Parties or to constitute one Party as the agent of the other. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

15.15 No Use of Name. Except as set forth in Article 11 hereof, neither Party shall use in writing the name of the other Party without the other Party’s written consent unless such writing simply refers to the existence of this Agreement or other information such concerning this Agreement that has been previously publicly disclosed.

15.16 No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

15.17 Third Party Beneficiaries. Except for the rights of the Indemnitees set forth in Article 13, all rights, benefits and remedies under this Agreement are solely intended for the benefit of PPD and Janssen, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

[Signature page to follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

PPD Therapeutics, Inc.	Janssen Pharmaceutica, N.V.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Janssen Pharmaceutica, N.V.

By:
Name:
Title:
Date:

EXHIBIT A

TOPO [*]

This Work Order, pursuant to the TOPO Master Services Agreement between Janssen Pharmaceutica, N.V. (“Janssen”) and PPD Therapeutics, Inc. (“PPD”) dated November 16, 2009 (“Agreement”), is entered into and effective on November 16, 2009. PPD is referred to herein as “Sponsor”. The Parties agree that Janssen shall perform the Services in accordance with this Work Order and is subject to all the terms and conditions of the Agreement. This Work Order is incorporated in and made a part of the Agreement identified above. Nothing in this Work Order shall supersede the terms set forth in the Agreement.

DESCRIPTION OF SERVICES

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IN WITNESS WHEREOF, the parties hereto have caused this Work Order to be executed by their duly authorized respective representatives as of the day and year first above written.

Janssen Pharmaceutica, N.V.	PPD Therapeutics, Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Janssen Pharmaceutica, N.V.

By:
Name:
Title:
Date: